EXHIBIT 11

              INTER-REGIONAL FINANCIAL GROUP, INC.
              COMPUTATION OF NET EARNINGS PER SHARE
    (Unaudited, amounts in thousands, except per-share data)

                           Three Months Ended   Six Months Ended
                                June 30,           June 30,
                            1995      1994       1995      1994
                           --------------------------------------
PRIMARY EARNINGS
PER SHARE:
 Net earnings              $8,636    $5,914    $14,199    $16,085
                           ======    ======     ======     ======
Average number of common
 and common equivalent
 shares outstanding:
  Average common shares
   outstanding              8,098     8,152      8,078      8,150

  Incentive stock options     233       240        225        301
                           ------    ------     ------     ------
                            8,331     8,392      8,303      8,451
                           ======    ======     ======     ======
Primary earnings per
 share                      $1.04      $.70      $1.71      $1.90
                           ======    ======     ======     ======

EARNINGS PER SHARE ASSUMING
FULL DILUTION:
Net earnings               $8,636    $5,914    $14,199    $16,085
                           ======    ======     ======     ======

 Average number of common
  and common equivalent
  shares outstanding:

  Average common shares
   outstanding              8,098      8,152     8,078      8,150

  Incentive stock options     290       240        302        301
                           ------    ------     ------     ------
                            8,388     8,392      8,380      8,451
                           ======    ======     ======     ======

Fully diluted earnings
  per share:               $ 1.03      $.70      $1.69      $1,90
                           ======    ======     ======     ======